Exhibit 10.17

Supplemental Agreement in relation to the extension of the
waiver period for financial covenants in the EUR Facility Agreement in respect of m.v. ‘Harmony of the Seas’

Dated:  4 August  2020

1We refer to:
(a)the EUR facility agreement dated 9 July 2013 (as amended and restated from time to time, including by way of the Amendment Agreement (as defined below), the Facility Agreement) in respect of the financing of the acquisition of m.v. Harmony of the Seas (ex hull no. A34) and made between, amongst others, Royal Caribbean Cruises Ltd. as borrower (the Borrower), Société Générale as facility agent (the Facility Agent) and the banks and financial institutions listed therein as lenders (the Lenders);

(b)the amendment agreement dated 6 May 2020 (the Amendment Agreement) entered into by the parties to the Facility Agreement, and pursuant to which the Facility Agreement was amended in accordance with the Principles (as defined therein); and

(c)the consent request email sent by the Borrower to the Facility Agent on 24 June 2020 (the Consent Request), pursuant to which the Borrower has requested an extension of the application of certain amendments previously made to the Facility Agreement by virtue of the Amendment Agreement.
2Words and expressions defined in the Facility Agreement shall have the same meaning when used in this agreement.
3Pursuant to the Amendment Agreement, it has been agreed that the financial covenants set out in clause 9.4 of the Facility Agreement (the Financial Covenants) shall continue to be tested in accordance with the existing terms of the Facility Agreement (and the reporting obligations of the Borrower in respect of such Financial Covenants shall continue to apply) but that, subject to the conditions set out in clause 11.1(e) of the Facility Agreement, any breach of the Financial Covenants arising during the Advanced Loan Deferral Period shall not constitute a Mandatory Prepayment Event (the Financial Covenant Waiver).
4It is hereby agreed that pursuant to the Consent Request, the Financial Covenant Waiver shall, with effect from the date of this agreement, be extended from the last day of the Advanced Loan Deferral Period until and including 31 December 2021 (and the reference to ‘Advanced Loan Deferral Period’ in each of clause 8.1(n) to (p) (inclusive) and clause 11.1(e) of the Facility Agreement shall be construed accordingly).
5The above extension is granted on the basis that a breach of the Financial Covenants which arises at a time when an Event of Default under clause 10.1(e) to (g) inclusive of the Facility Agreement has occurred and is continuing, or a Mandatory Prepayment Event under clauses 11.1(o) or 11.1(p) of the Facility Agreement has occurred, shall continue to constitute a Mandatory Prepayment Event.
6In addition to the conditions referred to in paragraph 5 above, it is acknowledged and agreed that the extension granted pursuant to paragraph 4 above (or, as the case may be in relation to (a) below, the continued availability of that extension) is subject to the following conditions:
(a)the execution of all of the Guarantees by the Guarantors (as such terms are defined in the schedule to this letter) in favour of, amongst others, the Lenders, together with all necessary ancillary and supporting documentation related to the execution of such Guarantees (including such subordination and intercreditor documentation as may be required by the senior creditors), by no later than 15 October 2020 (or such later date as may be agreed by the Lenders and BpiFAE) and with such Guarantees being executed in favour of the Lenders and any such ancillary and supporting documentation to which the Lenders are a party to be in a form and substance, and documented in a manner, mutually acceptable to, amongst others, the Borrower, the Lenders and BpiFAE (each acting reasonably); and

(b)the payment by the Borrower to the Facility Agent (for the account of the Lenders) of a testing suspension fee in the amount of EUR5,000 per Lender which has, as at the date of this agreement, provided its approval in respect of the matters contained in this agreement to the Facility Agent. The fee shall be payable on the date falling no later than five Business Days after the date of this Agreement and shall be made free and clear of any deduction, restriction or withholding and in immediately available freely transferable cleared funds and in Euros to the following account or such other account(s) as the Facility Agent may notify the Borrower of in advance:
Beneficiary : SOCIETE GENERALE PARIS
SWIFT:
Account:
Ref.

7The Borrower represents and warrants that each of the representations contained in clause 7 of the Facility Agreement shall be deemed repeated by the Borrower (by reference to any applicable date stated therein but otherwise by reference to the facts and circumstances then existing) at the date of this agreement.
8Save as expressly amended by this agreement, all other terms and conditions of the Facility Agreement and the other Finance Documents shall remain unaltered in full force and effect.
9This agreement is a Finance Document.
10No term of this agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by anyone who is not a party to this agreement.
11This agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this agreement.
12This agreement and any non-contractual obligations arising out of or in connection with it are governed by English law. The provisions of clause 13.14 of the Facility Agreement shall apply with equal effect to this agreement.

/s/ ANTJE M. GIBSON
For and on behalf of
Royal Caribbean Cruises Ltd.
as Borrower

/s/ JEAN ETIENNE ERRERA
For and on behalf of
Société Générale
as Facility Agent on behalf of the Lenders

Schedule
Guarantees

For the purpose of paragraph 6(a) of this letter:
Guarantees means:
(a)the third priority guarantee to be granted by RCI Holdings LLC (RCI Holdings), with such guarantee being subordinate in priority to:
(i) the first priority guarantee dated 9 June 2020 granted by RCI Holdings in favour of the holders (or a collateral agent on their behalf) of the USD1,000,000,000 9.125% Senior Notes due 2023 (or any other indebtedness benefitting from a first ranking guarantee from RCI Holdings in an amount no greater than USD1,700,000,000) as such first priority guarantee may be amended or replaced from time to time in respect of any amendment of the financing from those parties or any refinancing of that financing;
(ii) each of the second priority guarantees dated 26 June 2020 granted by RCI Holdings in favour of (A) Nordea Bank AB (publ), New York Branch as agent on behalf of the lenders under the USD1,550,000,000 revolving credit facility maturing in 2022, (B) The Bank of Nova Scotia as agent on behalf of the lenders under the USD1,925,000,000 revolving credit facility maturing in 2024, (C) Bank of America, N.A. as agent on behalf of the lenders under the USD1,000,000,000 term loan maturing on 5 April 2022, (D) Nordea Bank ABP, New York Branch as agent on behalf of the lenders under the USD300,000,000 term loan maturing on 7 June 2028, (E) Sumitomo Mitsui Banking Corporation as agent on behalf of the lenders under the USD55,827,065 term loan maturing on 5 December 2022, (F) Skandinaviska Enskilda Banken AB (publ) as agent on behalf of the lenders under the €80,000,000 term loan maturing in November 2024, (G) Industrial and Commercial Bank of China Limited, New York Branch as agent on behalf of the lenders under the USD130,000,000 term loan maturing on 2 February 2023 and (H) SMBC Leasing and Finance, Inc. as agent on behalf of the beneficiaries of a guarantee dated 18 July 2016 in connection with liabilities relating to the “Lease”, the “Construction Agency Agreement”, the “Participation Agreement” and any other “Operative Document” (as each term is defined in such guarantees) (the agents referred to in this clause (ii), the Agents) as such second priority guarantees may be amended or replaced from time to time in respect of any amendment of the financing from those parties or any refinancing of that financing;
(iii) the second priority guarantee to be granted by RCI Holdings in favour of The Bank of Nova Scotia as lender under the term loan maturing on 13 September 2021 with a current outstanding balance of USD1,735,902 (the Falmouth Lender) as such second priority guarantee may be amended or replaced from time to time in respect of any amendment of the financing from those parties or any refinancing of that financing; and
(iv) each of the second priority guarantees granted (or to be granted) by RCI Holdings in favour of certain credit card providers or a representative on their behalf (the Credit Card Providers) in connection with cash collateral and reserve requirements in respect of cruise ticket sales as such second priority guarantee may be amended or replaced from time to time in respect of any amendment of the financing from those parties or any refinancing of that financing;

(b)the second priority guarantee to be granted by each of RCL Holdings LLC (RCL LLC), Torcatt Enterprises S.A. (Torcatt), RCL Holdings Cooperatief UA (RCL Holdings), RCL Cruises Ltd (RCL Cruises) and RCL Investments Ltd (RCL Investments), with such guarantee being subordinate in priority to:
(i) each of the first priority guarantees dated 3 June 2020, granted by each of RCL LLC, Torcatt, RCL Holdings, RCL Cruises and RCL Investments in favour of each of the Agents as such first priority guarantees may be amended or replaced from time to time in respect of any amendment of the financing from those parties or any refinancing of that financing;
(ii) the first priority guarantees to be granted by each of RCL LLC, Torcatt, RCL Holdings, RCL Cruises and RCL Investments in favour of the Falmouth Lender as such first priority guarantee may be amended or replaced from time to time in respect of any amendment of the financing from those parties or any refinancing of that financing; and
(iii) each of the first priority guarantees granted (or to be granted) by each of RCL LLC, Torcatt, RCL Holdings, RCL Cruises and RCL Investments in favour of each of the Credit Card Providers as such first priority guarantee may be amended or replaced from time to time in respect of any amendment of the financing from those parties or any refinancing of that financing; and
(c)the first priority guarantee to be granted by Celebrity Cruise Lines Inc., including any successor by merger, transfer of assets, or otherwise, provided that such successor shall be incorporated in Liberia (Celebrity Cruise Lines).
Guarantors means, RCI Holdings, RCL LLC, RCL Cruises, RCL Investments, Torcatt, RCL Holdings and Celebrity Cruise Lines.